Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS SECOND QUARTER 2019 RESULTS
Rent-A-Center Reports 5.8% Same Store Sales, Strong Earnings and Cash Flow
Refinances Debt and Increases 2019 Guidance
__________________________________________________________
Plano, Texas, August 7, 2019 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended June 30, 2019.
"Another solid quarter of results on both the top and bottom lines proves the execution of our strategic plan has been a success. Consolidated same stores sales increased 5.8 percent and our value proposition changes together with cost savings initiatives continue to drive strong EBITDA improvements," stated Mitch Fadel, Chief Executive Officer of Rent-A-Center.
Mr. Fadel continued, "We also completed the refinancing of our credit facility and redemption of our outstanding senior notes. As of August 5, 2019, our outstanding debt was $280 million, approximately $260 million lower than our outstanding debt as of June 30, 2019. As a result of our improved performance and the refinancing, our Board of Directors approved the initiation of a quarterly cash dividend of $0.25 cents per share on our common stock starting in the third quarter of 2019, as previously announced."
"Additionally, we are very excited about our recently announced agreement to acquire Merchants Preferred, a nationwide virtual rent-to-own provider. The transaction is expected to close in August and we believe this acquisition accelerates our existing virtual rent-to-own capabilities. Our improved financial health and the pending acquisition will be a growth catalyst for us in the over $20 billion dollar virtual rent-to-own market in the coming years," Mr. Fadel concluded.
Refinancing Completed
On August 5, 2019, the Company entered into new credit agreements with JPMorgan Chase Bank, N.A., as administrative agent and the several lenders party thereto providing for a five-year $300 million asset based revolving credit facility and a seven-year $200 million Term Loan B. The Company borrowed the full $200 million of initial term loans available under the Term Loan B and drew $80 million under the ABL revolving credit facility and used the proceeds plus cash on hand to prepay in full and terminate commitments under the Company's existing senior credit facility, and satisfy and discharge the Company's outstanding 6.625% notes and 4.75% notes. Following completion of the refinancing, outstanding indebtedness is $280 million.
Merchants Preferred Definitive Agreement to Acquire
On July 15, 2019, the Company announced it had entered into a definitive agreement to acquire substantially all of the assets of C/C Financial Corp d/b/a Merchants Preferred ("Merchants Preferred"), a nationwide virtual rent-to-own provider with approximately 2,500 locations and generating approximately $80 million in revenue during the last twelve months, as of June 30, 2019. The acquisition is expected to close in August.
Consolidated Overview
Results for the second quarter of 2019 are excluding special items and compared to the second quarter of last year unless otherwise noted.
On a consolidated basis, total revenues of $655.9 million were flat year over year driven by a consolidated same store sales increase of 5.8 percent offset by refranchising over 100 locations since the first quarter of 2018 and closures of certain Core U.S. stores. Net earnings and diluted earnings per share, on a GAAP basis, were $94.5 million and $1.70 compared to net earnings and diluted earnings per share of $13.8 million and $0.25 in the second quarter of 2018.
Special items in the second quarter of $(77.5) million impacting adjusted EBITDA primarily included proceeds from the Vintage merger termination settlement, net of associated costs, cost savings initiatives, and store closures.
Excluding special items, the Company’s diluted earnings per share were $0.60 and the Company generated $67.4 million in adjusted EBITDA in the second quarter, compared to diluted earnings per share of $0.47 and adjusted EBITDA of $61.1 million in the second quarter of 2018.

For the six months ended June 30, 2019, the Company generated $185.4 million of cash from operations. The Company ended the second quarter with $353.1 million of cash and cash equivalents compared to $116.8 million as of the end of the second quarter of 2018. The Company's net debt to adjusted EBITDA ratio ended the quarter at 0.8 times.
Segment Operating Performance
CORE U.S. second quarter revenues of $451.1 million decreased 1.0 percent due to the refranchising efforts and rationalization of the Core U.S. store base partially offset by a same store sales increase of 5.6 percent. Gross profit as a percent of total revenue versus the prior year decreased 180 basis points due to changes in the value proposition. Labor and other store expenses decreased by $12.2 million and $11.6 million, respectively, primarily driven by lower store count and our cost savings initiatives. As a percent of revenue, skip/stolen losses were 3.2 percent, 50 basis points lower than the first quarter and 10 basis points higher versus the prior year. Adjusted EBITDA was $73.0 million and as a percent of total revenue increased 280 basis points versus the prior year.
ACCEPTANCE NOW second quarter revenues of $176.4 million decreased 1.5 percent primarily due to store closures and partially offset by a same store sales increase of 6.0 percent. Gross profit as a percent of total revenue versus prior year decreased 250 basis points due to changes in the value proposition. Labor and other store expenses increased $3.8 million, primarily driven by higher skip/stolen losses. As a percent of revenue, skip/stolen losses were 9.6 percent, 40 basis points lower than the first quarter and 190 basis points higher versus the prior year. Adjusted EBITDA was $23.1 million and as a percent of total revenue decreased 350 basis points versus the prior year.
MEXICO second quarter revenues increased 8.7 percent on a constant currency basis. Gross profit as a percent of total revenue versus the prior year decreased 10 basis points. Adjusted EBITDA was $1.6 million and as a percent of total revenue increased 250 basis points versus the prior year.
FRANCHISING second quarter revenues of $14.9 million increased 71.3 percent primarily due to higher store count with over 80 locations refranchised in the past 12 months. Adjusted EBITDA was $1.8 million, a decrease of $0.1 million versus the prior year.
CORPORATE second quarter operating expenses decreased $1.4 million compared to the prior year primarily due to the realization of our cost savings initiatives partially offset by executive severance costs and higher incentive compensation.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended June 30, 2019 (1)	5.6%	6.0%	10.2%	5.8%
Three Months Ended March 31, 2019 (1)	5.8%	10.1%	13.1%	6.8%
Three Months Ended June 30, 2018 (1)	3.5%	3.7%	7.1%	3.7%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the 2017 hurricanes, the Company instituted a change to the same store sales store selection starting in the month of September 2017, excluding geographically impacted regions for 18 months.

2019 Guidance (1)
The Company is providing the following guidance for its 2019 fiscal year which has been updated to reflect the impact of the completion of its refinancing on August 5, 2019 and improved performance.

•	Consolidated revenues of $2.595 billion to $2.640 billion

◦	Core U.S. revenues of $1.800 billion to $1.825 billion

◦	Acceptance NOW revenues of $700 million to $715 million

•	Consolidated Same Store Sales increases in the mid-single digits

•	Adjusted EBITDA of $240 million to $265 million

•	Non-GAAP diluted earnings per share of $2.05 to $2.40

•	Free cash flow of $200 million to $225 million (2)

•	Net debt of $195 million to $165 million

•	Net debt to EBITDA ratio of 0.90x to 0.60x (3)
(1) Guidance does not include the impact of new franchising transactions beyond the transactions completed in the second quarter of 2019 or the pending acquisition of Merchants Preferred
(2) Free cash flow defined as net cash provided by operating activities less purchase of property assets (reference table 3). Free cash flow range includes approximately $80 million in pre-tax proceeds, or approximately $60 million in after-tax proceeds, relating to the merger termination settlement.
(3) Net debt to EBITDA ratio defined as outstanding debt less cash divided by trailing twelve months EBITDA.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes financial impacts in the second quarter of 2019 related to the settlement of all litigation with Vintage Rodeo Parent, LLC, Vintage Rodeo Acquisition, Inc., Vintage Capital Management, LLC and B. Riley Financial, Inc. relating to the termination of the Agreement and Plan of Merger (the "Merger Agreement") among Rent-A-Center Vintage Rodeo Parent, LLC, Vintage Rodeo Acquisition, Inc. and Rent-A-Center, insurance proceeds related to the 2017 hurricanes, store closures, state tax audit assessments, and cost savings initiatives. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measures adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and Free Cash Flow (net cash provided by operating activities less purchase of property assets). Reconciliation of adjusted EBITDA and Free Cash Flow to the most comparable GAAP measures are provided in Tables 3 and 4, below.
The Company believes that presentation of adjusted EBITDA is useful to investors as, among other things, this information impacts certain financial covenants under the Company's credit agreements. The Company believes that presentation of Free Cash Flow provides investors with meaningful additional information regarding the Company's liquidity. While management believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

Reconciliation of net earnings to net earnings excluding special items:

Table 2	Three Months Ended June 30,
	2019		2018
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings	$94,455	$1.70	$13,753	$0.25
Special items, net of taxes:
Other (gains) and charges (1)	(60,113)	(1.09)	10,830	0.20
Discrete income tax items	(818)	(0.01)	972	0.02
Net earnings excluding special items	$33,524	$0.60	$25,555	$0.47
(1) Other gains and charges for the three months ended June 30, 2019 primarily includes financial impacts, net of tax, related to the merger termination settlement and insurance proceeds for the 2017 hurricanes, partially offset by costs and fees related to the merger termination, store closures, state tax audit assessments, and cost savings initiatives. Other charges for the three months ended June 30, 2018 primarily includes financial impacts, net of tax, related to cost savings initiatives, including reductions in overhead and supply chain, incremental legal and advisory fees, store closures, and a favorable contract termination settlement. Charges related to store closures are primarily comprised of losses on rental merchandise, lease impairments, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.
Reconciliation of net cash provided by operations to free cash flow:

Table 3	Six Months Ended June 30,
(In thousands)	2019	2018
Net cash provided by operating activities	$185,418	$142,906
Purchase of property assets	(5,088)	(15,695)
Hurricane insurance recovery proceeds	995	—
Free cash flow	$181,325	$127,211

Proceeds from sale of stores	$13,792	$14,792
Acquisitions of businesses	(155)	(761)
Free cash flow including acquisitions and divestitures	$194,962	$141,242
Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Thursday morning, August 8, 2019, at 8:30 a.m. ET. For a live webcast of the call, visit https://
investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,200 stores in the United States, Mexico, and Puerto Rico, and approximately 1,100 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 330 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company's business segments, including its ability to execute its franchise strategy; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's ability to continue to effectively operate and execute its strategic initiatives; failure to manage the Company's store labor and other store expenses; disruptions caused by the operation of the Company's store information management system; the Company's ability to satisfy all conditions required to successfully complete the acquisition of substantially all the assets and assumption of certain liabilities of C/C Financial Corp., a Delaware Corporation d/b/a Merchants Preferred ("Merchants Preferred" and the acquisition thereof, the "Merchants Preferred Acquisition"); the Company's ability to realize the strategic benefits from the Merchants Preferred Acquisition, including achieving expected growth rates, synergies and operating efficiencies from the Company's acquisition; the Company's ability to successfully integrate Merchants Preferred's operations which may be more difficult, time-consuming or costly than expected; operating costs, loss of retail partners and business disruption arising from the Merchants Preferred Acquisition; the ability to retain certain key employees at Merchants Preferred; risks related to Merchants Preferred's virtual rent-to-own business; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow and its ability to generate sufficient cash flow to pay dividends; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; capital market conditions, including availability of funding sources for the Company; changes in the Company's credit ratings; changes in tariff policies; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; litigation or administrative proceedings to which the Company is or may be a party to from time to time; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended June 30,
	2019		2019	2018		2018
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$655,925		$655,925	$655,730		$655,730
Operating profit	52,292	(1)	129,829	43,640	(3)	27,151
Net earnings	33,524	(1)(2)	94,455	25,555	(3)(4)	13,753
Diluted earnings per common share	$0.60	(1)(2)	$1.70	$0.47	(3)(4)	$0.25
Adjusted EBITDA	$67,413		$67,413	$61,068		$61,068
Reconciliation to Adjusted EBITDA:
Earnings before income taxes	$44,197	(1)	$121,734	$33,036	(3)	$16,547
Add back:
Other charges	—		(77,537)	—		16,489
Interest expense, net	8,095		8,095	10,604		10,604
Depreciation, amortization and impairment of intangibles	15,121		15,121	17,428		17,428
Adjusted EBITDA	$67,413		$67,413	$61,068		$61,068
(1) Excludes the effects of approximately $77.5 million of pre-tax gains including $92.5 million related to the merger termination settlement, and $1.0 million of insurance proceeds related to the 2017 hurricanes, partially offset by pre-tax charges including $10.2 million in merger termination and other incremental legal and professional fees, $2.9 million related to store closure costs, $1.9 million related to state tax audit assessments, and $1.0 million related to cost savings initiatives. These charges decreased net earnings and net earnings per diluted share for the three months ended June 30, 2019, by approximately $60.1 million and $1.09, respectively.
(2) Excludes the effects of $(0.8) million of discrete income tax adjustments.
(3) Excludes the effects of approximately $16.5 million of pre-tax charges including $7.0 million related to cost savings initiatives, $6.6 million in incremental legal and advisory fees, and $4.4 million related to store closure costs, partially offset by a $(1.5) million favorable contract termination settlement. These charges increased net earnings and net earnings per diluted share for the three months ended June 30, 2018, by approximately $10.8 million and $0.20, respectively.
(4) Excludes the effects of $1.0 million of discrete income tax adjustments.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	June 30,
(In thousands)	2019	2018
Cash and cash equivalents	$353,139	$116,833
Receivables, net	65,666	69,678
Prepaid expenses and other assets	36,251	53,566
Rental merchandise, net
On rent	625,865	640,637
Held for rent	113,253	141,660
Operating lease right-of-use assets	265,767	—
Goodwill	56,815	56,781
Total assets	1,744,213	1,366,287

Operating lease liabilities	$271,635	$—
Senior debt, net	—	38,031
Senior notes, net	540,676	539,397
Total liabilities	1,352,323	1,097,950
Stockholders' equity	391,890	268,337

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 6	Three Months Ended June 30,
(In thousands, except per share data)	2019		2018
Revenues
Store
Rentals and fees	$551,680		$562,403
Merchandise sales	70,842		64,990
Installment sales	17,270		17,374
Other	1,244		2,271
Total store revenues	641,036		647,038
Franchise
Merchandise sales	10,673		4,880
Royalty income and fees	4,216		3,812
Total revenues	655,925		655,730
Cost of revenues
Store
Cost of rentals and fees	155,658		156,041
Cost of merchandise sold	76,034		65,562
Cost of installment sales	5,682		5,617
Total cost of store revenues	237,374		227,220
Franchise cost of merchandise sold	10,480		4,624
Total cost of revenues	247,854		231,844
Gross profit	408,071		423,886
Operating expenses
Store expenses
Labor	152,899		164,172
Other store expenses	149,225		156,854
General and administrative expenses	38,534		41,792
Depreciation, amortization and impairment of intangibles	15,121		17,428
Other (gains) and charges	(77,537)	(1)	16,489	(3)
Total operating expenses	278,242		396,735
Operating profit	129,829		27,151
Interest expense	10,092		10,806
Interest income	(1,997)		(202)
Earnings before income taxes	121,734		16,547
Income tax expense	27,279	(2)	2,794	(4)
Net earnings	$94,455		$13,753
Basic weighted average shares	54,153		53,450
Basic earnings per common share	$1.74		$0.26
Diluted weighted average shares	55,706		54,295
Diluted earnings per common share	$1.70		$0.25
(1) Includes pre-tax gains of $92.5 million related to the merger termination settlement, and $1.0 million of insurance proceeds related to the 2017 hurricanes, partially offset by pre-tax charges including $10.2 million in merger termination and other incremental legal and professional fees, $2.9 million related to store closure costs, $1.9 million related to state tax audit assessments, and $1.0 million related to cost savings initiatives.
(2) Includes $(0.8) million of discrete income tax adjustments.
(3) Includes pre-tax charges of $7.0 million related to cost savings initiatives, $6.6 million in incremental legal and advisory fees, and $4.4 million related to store closure costs, partially offset by a $(1.5) million favorable contract termination settlement.
(4) Includes $1.0 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended June 30,
(In thousands)	2019	2018
Revenues
Core U.S.	$451,096	$455,720
Acceptance Now	176,389	179,011
Mexico	13,551	12,307
Franchising	14,889	8,692
Total revenues	$655,925	$655,730

Table 8	Three Months Ended June 30,
(In thousands)	2019	2018
Gross profit
Core U.S.	$313,871	$325,219
Acceptance Now	80,380	86,050
Mexico	9,411	8,549
Franchising	4,409	4,068
Total gross profit	$408,071	$423,886

Table 9	Three Months Ended June 30,
(In thousands)	2019		2018
Operating profit
Core U.S.	$64,925	(1)	$43,527	(3)
Acceptance Now	22,734		29,157	(4)
Mexico	1,474		887
Franchising	1,803		1,909
Total segments	90,936		75,480
Corporate	38,893	(2)	(48,329)	(5)
Total operating profit	$129,829		$27,151
(1) Includes approximately $3.0 million of pre-tax charges primarily related to $2.9 million for store closure costs, and $1.1 million related to cost savings initiatives, partially offset by $1.0 million of insurance proceeds related to the 2017 hurricanes.
(2) Includes approximately $80.5 million of pre-tax gains primarily related to $92.5 million for the merger termination settlement, and $0.1 million related to cost savings initiatives, partially offset by $10.2 million in merger termination and other incremental legal and professional fees, and $1.9 million related to state tax audit assessments.
(3) Includes approximately $11.4 million of pre-tax charges primarily related to $7.0 million in cost savings initiatives and $4.4 million for store closure plans.
(4) Includes approximately $0.1 million of pre-tax charges primarily related to cost savings initiatives.
(5) Includes approximately $5.0 million of pre-tax charges primarily related to $6.6 million for incremental legal and advisory fees, partially offset by credit adjustments of $(1.5) million and $(0.1) million related to a favorable contract termination settlement and cost savings initiatives, respectively.

Table 10	Three Months Ended June 30,
(In thousands)	2019	2018
Depreciation, amortization and impairment of intangibles
Core U.S.	$5,110	$6,440
Acceptance Now	313	432
Mexico	95	273
Franchising	9	44
Total segments	5,527	7,189
Corporate	9,594	10,239
Total depreciation, amortization and impairment of intangibles	$15,121	$17,428

Table 11	Three Months Ended June 30,
(In thousands)	2019	2018
Capital expenditures
Core U.S.	$907	$4,325
Acceptance Now	54	35
Mexico	27	35
Total segments	988	4,395
Corporate	1,592	2,651
Total capital expenditures	$2,580	$7,046

Table 12	On Rent at June 30,		Held for Rent at June 30,
(In thousands)	2019	2018	2019	2018
Rental merchandise, net
Core U.S.	$392,904	$377,142	$107,778	$135,563
Acceptance Now	216,988	248,510	982	1,336
Mexico	15,973	14,985	4,493	4,761
Total rental merchandise, net	$625,865	$640,637	$113,253	$141,660

Table 13	June 30,
(In thousands)	2019	2018
Assets
Core U.S.	$922,482	$703,499
Acceptance Now	281,835	314,773
Mexico	36,605	27,540
Franchising	7,159	4,434
Total segments	1,248,081	1,050,246
Corporate	496,132	316,041
Total assets	$1,744,213	$1,366,287

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended June 30, 2019
	Core U.S.	Acceptance Now Staffed	Acceptance Now Virtual	Mexico	Franchising	Total
Locations at beginning of period	2,093	1,038	94	122	318	3,665
New location openings	—	50	8	—	—	58
Conversions and refranchising	(20)	(26)	26	—	20	—
Closed locations
Merged with existing locations	(35)	(31)	(16)	—	—	(82)
Sold or closed with no surviving location	(3)	—	—	—	(4)	(7)
Locations at end of period	2,035	1,031	112	122	334	3,634

Table 15	Three Months Ended June 30, 2018
	Core U.S.	Acceptance Now Staffed	Acceptance Now Virtual	Mexico	Franchising	Total
Locations at beginning of period	2,287	1,114	129	123	252	3,905
New location openings	—	33	1	—	—	34
Conversions and refranchising	(4)	1	(1)	—	4	—
Closed locations
Merged with existing locations	(44)	(24)	(10)	—	—	(78)
Sold or closed with no surviving location	(6)	—	—	—	(8)	(14)
Locations at end of period	2,233	1,124	119	123	248	3,847